                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Sola International Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                            SOLA INTERNATIONAL INC.

                               ----------------

                      PROXY STATEMENT IN CONNECTION WITH
                      THE ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, AUGUST 16, 1996

                               ----------------

  This Proxy Statement is furnished to stockholders of Sola International Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the Quadrus Conference Center, 2400 Sand Hill Road, Menlo Park, California 94025, on Friday, August 16, 1996, at 10:00 a.m. (local time), and any adjournments thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting to elect Directors of the Company and to ratify the appointment of the Company's auditors.

  Holders of record of outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at the close of business on June 28, 1996, are entitled to vote at the Annual Meeting or any adjournments thereof. Voting rights are vested exclusively in the holders of the Common Stock. Each share of Common Stock outstanding on the record date will be entitled to one vote on all matters to be voted upon. Shares held as treasury shares by the Company are not entitled to vote. As of the close of business on the record date, June 28, 1996, 21,809,528 shares of Common Stock were outstanding. This Proxy Statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended March 31, 1996 are being mailed on or about July 12, 1996 to each stockholder entitled to vote at the meeting.

                       VOTING AND REVOCATION OF PROXIES

  When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares of Common Stock will be voted for the election of the nominees set forth in the Proxy Statement as directors of the Company, for the amendments to the Sola International Inc. Stock Option Plan (the "International Stock Option Plan") which permit non-employee directors of the Company to elect to receive all or a portion of their annual retainer fee in the form of options to acquire shares of Common Stock and which increase the number of shares reserved for issuance pursuant to the exercise of stock options issued thereunder by 500,000, and for the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending March 31, 1997. If any other matter is properly presented for action at the meeting, the persons named in the enclosed proxy will vote on such matter in their discretion.

  The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting, including the amendments to the International Stock Option Plan and the appointment of the independent auditor. Pursuant to the law of the State of Delaware, where the Company is incorporated, as well as the provisions of the Company's Certificate of Incorporation and By-Laws, abstentions, but not broker non-votes, will be counted as votes cast against the proposal being considered. Votes will be counted by employees of the First National Bank of Boston, the Company's independent transfer agent and registrar.

  Any proxy may be revoked by the stockholder, either by attending the meeting and voting in person or by submitting a revocation in writing to the Company (including a subsequent signed proxy) at any time prior to the closing of the polls at the meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of seven directors. Seven directors are to be elected at the Annual Meeting to hold office as directors until the 1997 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

  The Board of Directors proposes the election of the following directors of the Company for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee is his name, age, the year in which he became a director of the Company, all positions and offices with the Company which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly-held companies or registered investment companies. References to the Company include the Company and its predecessors.

  IRVING S. SHAPIRO, 79, has been Chairman of the Board of the Company since December 1994. Mr. Shapiro is Of Counsel to Skadden, Arps, Slate, Meagher & Flom. He was Chairman and Chief Executive Officer of E.I. du Pont de Nemours and Company from 1974 to 1981. He has been Chairman of the Board of the Howard Hughes Medical Institute since 1990 and is a director of J.P. Morgan Florida Federal Savings Bank, Pediatric Services of America Inc. and Gliatech, Inc.

  JOHN E. HEINE, 52, has served as Chief Executive Officer and President of the Company since November 1981, has been a director of the Company since September 1993 and served as Chairman of the Board of the Company from September 1993 to December 1994. Mr. Heine joined the Company in 1981 as Managing Director of Sola International Holdings, Ltd. and previously held general management positions with Southern Farmers Holdings, Ltd. in Adelaide and J.J. Heinz in Melbourne, Australia.

  DOUGLAS D. DANFORTH, 73, has been a director of the Company since December 1994. He was Chairman and Chief Executive Officer of Westinghouse Corporation from 1983 to 1987. He is a director of Travelers, Inc.

  HAMISH MAXWELL, 69, has been a director of the Company since December 1994. Mr. Maxwell was Chairman of the Executive Committee of the Board of Directors of Philip Morris Companies Inc. from September 1991 through April 1995 and was Chairman and Chief Executive Officer of such company from 1984 to 1991. He is a director of Bankers Trust Company, Bankers Trust New York Corporation and The News Corporation Limited.

  RUBEN F. METTLER, 72, has been a director of the Company since December 1994. He was Chairman and Chief Executive Officer of TRW Inc. from 1977 to 1988.

  LAURENCE ZA YU MOH, 70, has been a director of the Company since December 1994. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959. Mr. Moh is also a director of Stimsonite Corp.

  JACKSON L. SCHULTZ, 70, has been a director of the Company since November 1995. Mr. Schultz joined Wells Fargo Bank in 1970, retiring in 1990 as Senior Vice President responsible for Public and Governmental Affairs. Mr. Schultz remains a consultant to the bank. Mr. Schultz is also a director of Cooper Development Company and The San Francisco Company.

                       INFORMATION CONCERNING THE BOARD
                          OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: Audit and Compensation. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held seven meetings during fiscal 1996. Each current director, other than Laurence Za Yu Moh, attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

  The Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for all other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs, including the Sola Investors Inc. Stock Option Plan, the Sola International Inc. Stock Option Plan and the Management Incentive Plan. The Committee consists of Hamish Maxwell (Chairman), Ruben F. Mettler, Laurence Za Yu Moh and Irving S. Shapiro (ex officio). Messrs. Maxwell, Mettler, Moh and Shapiro are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee held two meetings during fiscal 1996.

  The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review the Company's internal controls and accounting policies and procedures. The Audit Committee reports its findings and recommendations to the Board of Directors for appropriate action. The Audit Committee is currently composed of two directors, Douglas D. Danforth and Irving S. Shapiro (ex officio), who are not executive officers or employees of the Company or any of its subsidiaries. The Company's Audit Committee held two meetings during fiscal 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Decisions with respect to compensation are made by the Compensation Committee of the Company. The members of the Compensation Committee as of March 31, 1996 were Hamish Maxwell, Ruben F. Mettler, Laurence Za Yu Moh and Irving S. Shapiro (ex officio). Vincent A. Mai and Charles F. Baird, Jr. served as members of the Compensation Committee during part of fiscal 1996 and resigned as directors of the Company during fiscal 1996.

DIRECTOR COMPENSATION

  Directors who are full time employees of the Company receive no compensation for serving on the Board of Directors or its committees. During fiscal 1996, directors received an annual fee of $5,000, except for the Chairman who received an annual fee of $25,000, and $500 for each Board meeting attended. During fiscal 1997, directors will receive an annual fee of $20,000, except for the Chairman who will receive an annual fee of $40,000, and $500 for each Board meeting attended. In April and July 1996 the Board of Directors amended the International Stock Option Plan, subject to stockholder approval, to permit non-employee directors to receive all or a portion of their annual retainer fee in the form of options to acquire shares of Common Stock. Directors are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending meetings. Directors who serve on the Audit Committee or the Compensation Committee receive no additional compensation for committee meetings held on the same date as a Board meeting and received $500 in fiscal 1996 (and will receive $500 in fiscal 1997) for each committee meeting held on a date on which there is or was no Board meeting.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock (based on a review by the Company of filings with the Securities and Exchange Commission), (b) each director of the Company, (c) each of the executive officers named in the Summary Compensation Table and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

                                                  NUMBER OF SHARES  PERCENTAGE
NAME                                             BENEFICIALLY OWNED OF CLASS(1)
- ----                                             ------------------ ----------
5% STOCKHOLDERS:
Putnam Investment Management, Inc.
 Eleventh Floor, One Post Office Square
 Boston, MA 02109...............................     1,405,000         5.8
John W. Bristol & Co.
 41st Floor, 233 Broadway
 New York, N.Y. 10279...........................     1,301,000         5.4
DIRECTORS:
Irving S. Shapiro(2)............................        19,211          *
Douglas D. Danforth.............................        16,819          *
John E. Heine(3)................................       311,731         1.3
Hamish Maxwell..................................       126,751          *
Ruben F. Mettler................................        14,522          *
Laurence Za Yu Moh(4)...........................       128,853          *
Jackson L. Schultz..............................         3,000          *
NAMED EXECUTIVE OFFICERS:
James H. Cox(5).................................       100,549          *
Ian S. Gillies(6)...............................        94,012          *
Colin M. Perrott(7).............................        80,599          *
Bernard Freiwald(8).............................        67,724          *
All directors and executive officers as a group
 (19 persons)(9)................................     1,436,094         5.8

- --------
 * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Based on 24,129,528 shares of Common Stock outstanding on July 9, 1996. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options for the purchase of Common Stock held by such stockholder which are exercisable within 60 days of June 28, 1996.
(2) Mr. Shapiro's shares are held by a trust of which Mr. Shapiro is both trustee and sole beneficiary. Excludes shares owned by the Howard Hughes Medical Institute, for which Mr. Shapiro serves as Chairman of the Board and for which shares Mr. Shapiro disclaims beneficial ownership.
(3) Includes 238,356 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from June 28, 1996 and 73,375 shares of Common Stock held by a trust for which Mr. Heine and members of his family are trustees and beneficiaries. Mr. Heine is also a Named Executive Officer.
(4) All shares are held in the name of Zayucel Ltd., for which shares Mr. Moh claims beneficial ownership.
(5) Includes 67,362 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from June 28, 1996.
(6) Includes 67,362 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from June 28, 1996.
(7) Includes 51,819 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from June 28, 1996.
(8) Includes 51,819 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from June 28, 1996.
(9) Excludes shares held by persons who served as a director of the Company during part of fiscal 1996, and subsequently resigned as a director.

                      COMPENSATION OF EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table sets forth in summary form all compensation for all services rendered in all capacities to the Company paid or accrued during the year ended March 31, 1996 ("fiscal 1996"), the year ended March 31, 1995 ("fiscal 1995") and the year ended March 31, 1994 ("fiscal 1994"), to the Chief Executive Officer of the Company and to the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeds $100,000 (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                                                   SECURITIES
                                                                   UNDERLYING
        NAME AND                                   OTHER ANNUAL     OPTIONS/    ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY  BONUS (1) COMPENSATION (2)   SARS(#)    COMPENSATION
- ------------------------ ---- -------- --------- ---------------- ------------ ------------
John E. Heine........... 1996 $430,048 $432,427      $103,592           --            -- (3)
 President and Chief     1995  425,240  704,521       148,463           --            --
 Executive Officer       1994  525,240  218,573       149,264       397,261           --
James H. Cox............ 1996 $261,725 $207,368      $  4,192           --       $  4,072(4)
 Vice President,         1995  257,824  293,017         5,749           --          9,283
 Assistant Secretary and 1994  252,832  185,724         7,104       112,270         4,528
 Assistant Treasurer;
 President, Sola Optical
 USA
Colin M. Perrott........ 1996 $235,870 $168,961      $ 93,756           --            -- (3)
 Vice President,         1995  232,601  275,260       165,916           --            --
 Technology and          1994  253,496   92,141       180,196        86,366           --
 Development
Ian S. Gillies.......... 1996 $213,624 $152,075      $ 96,290           --       $  4,620(4)
 Vice President, Fi-     1995  209,355  247,751        98,470           --          4,711
 nance, Chief Financial  1994  225,710   82,139       125,524       112,270       118,982
 Officer and Treasurer
Bernard Freiwald........ 1996 $230,000 $167,072      $ 21,599           --       $  4,620(4)
 Vice President,         1995  224,894  272,182        37,925           --         26,772
 Business Development    1994  195,425   49,165        50,727        86,366         4,937

- --------
(1) The amounts indicated for fiscal 1994 do not include bonuses paid by Pilkington plc ("Pilkington") to certain Named Executive Officers of the Company for services rendered to Pilkington in connection with the acquisition by the Company of the Sola business unit of Pilkington on December 1, 1993 (the "Acquisition").
(2) The amounts indicated for Messrs. Heine, Perrott, Gillies and Freiwald include an expatriate accommodation allowance and benefits package of $116,008, $109,843, $81,462 and $39,648, respectively, for fiscal 1994;
    $117,509, $112,584, $73,534 and $17,005, respectively, for fiscal 1995;
    and $78,445, $67,277, $68,281 and $2,734, respectively, for fiscal 1996.
(3) In lieu of participation in the Sola Optical Australia Superannuation Plan, Messrs. Heine and Perrott earn equivalent pensions under separate Expatriate Superannuation Agreements with the Company. See "--Pension Plan".
(4) Messrs. Cox, Gillies and Freiwald deferred portions of their annual salary pursuant to the Sola Optical USA 401(k) Savings Plan. The amounts shown represent cash contributions made by the Company to the plan for the account of such Named Executive Officers for fiscal 1996 in the amounts of $4,072, $4,620 and $4,620, respectively.

EXISTING OPTION PLAN

  Sola Investors Inc., the Company's former parent, adopted the Sola Investors Inc. Stock Option Plan (the "Existing Option Plan"), pursuant to which certain key employees and/or directors of the Company and its subsidiaries and affiliates (each an "Optionee") were eligible to receive non-qualified stock options (the "Existing Options") to acquire shares of the non-voting common stock of Sola Investors Inc. Existing Options granted to an Optionee are evidenced by an agreement between the Optionee and Sola Investors Inc. which contains such terms not inconsistent with the Existing Option Plan as the committee appointed to administer the Existing Option Plan deemed necessary or desirable (the "Existing Option Agreements"). Pursuant to the Existing Option Plan, unless otherwise set forth in an Existing Option Agreement, 20% of the Existing Options granted to an Optionee vested on the date of grant, with an additional 20% vesting on each successive one-year anniversary of the date of grant. Existing Options not previously vested become fully vested in the event of a sale or other disposition of 80% or more of the outstanding capital stock or substantially all of the assets of Sola Investors Inc. (or its successor), or upon a merger or consolidation of the Company and its subsidiaries and affiliates unless the merger or consolidation is one in which the Company is the surviving corporation or one in which control of the Company and its subsidiaries and affiliates does not change (a "Termination Event"). However, Existing Options which are not exercised on or prior to a Termination Event lapse upon the closing of a Termination Event. The consummation of the merger of Sola Investors Inc. into the Company in February 1995 (the "Merger") did not constitute a Termination Event. All non-vested Existing Options of an Optionee lapse upon such Optionee's termination of employment for any reason. An Optionee's vested Existing Options lapse 45 days after termination of such Optionee's employment with the Company and its subsidiaries and affiliates for any reason other than death or disability, in which case such options terminate 180 days after such termination; provided, however, that such options lapse immediately in the event an Optionee's employment with the Company and its subsidiaries and affiliates is terminated for cause.

  Upon consummation of the Merger, the Existing Option Plan and the Existing Option Agreements were assumed by the Company and all Existing Options which were outstanding at such time were converted into options to acquire shares of the Company's Common Stock, with the number of shares subject to such option and the exercise price thereof adjusted appropriately. Existing Options to acquire approximately 1,645,219 shares of the Company's Common Stock (as adjusted to reflect consummation of the Merger) were outstanding under the Existing Option Plan as of the date of the Merger. The Existing Option Plan was amended to provide that, effective upon the consummation of the Merger, no new options will be granted thereunder.

OPTION EXERCISE TABLE

  The following table sets forth the number of shares covered by both exercisable and unexercisable Existing Options granted to the Named Executive Officers under the Existing Option Plan as of March 31, 1996. No options were granted to the Named Executive Officers under the Sola International Inc. Stock Option Plan as of March 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                VALUE OF UNEXERCISED
                         NUMBER OF SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS/
                           UNEXERCISED OPTIONS/SARS AT          SARS AT FISCAL YEAR-
                                 FISCAL YEAR-END                       END(1)
                         ----------------------------------   -------------------------
  NAME                    EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
  ----                   ---------------   ----------------   ----------- -------------
John E. Heine...........           238,356            158,905 $5,103,202   $3,402,156
James H. Cox............            67,362             44,908  1,442,220      961,480
Colin M. Perrott........            51,819             34,546  1,109,445      739,630
Ian S. Gillies..........            67,362             44,908  1,442,220      961,480
Bernard Freiwald........            51,819             34,546  1,109,445      739,630

- --------
(1) Values for "in-the-money" Existing Options represent the positive spread between $9.71, the exercise price of outstanding Existing Options, and the closing price of $31.12 per share of Common Stock of the Company at March 29, 1996, as reported on the New York Stock Exchange.

EMPLOYMENT AGREEMENTS

  The Company and each of Messrs. Heine, Cox, Perrott and Gillies is party to an employment agreement, each dated as of February 26, 1993. Each agreement has an initial term of three years and is automatically extended for an indefinite term unless terminated upon prior notice by either party. If the Company elects not to extend the term of an agreement or to terminate an agreement subsequent to the initial term other than for Cause (i.e., a material breach by the officer of the terms of his employment agreement, failure to perform his duties as an officer of the Company or commission of fraud or willful misconduct), the Company is required to give 18 months' notice in the case of Mr. Heine, and 12 months' notice in the case of Messrs. Cox, Perrott and Gillies. Each agreement provides for an annual base salary at a rate not less than the rate in effect on the date of the agreement. Such salaries are subject to discretionary increases in accordance with the Company's normal review procedures and policies. The agreements also provide for participation in various other plans and programs provided by the Company. In the event of a transfer of all or substantially all of the stock or assets of the Company in a privately negotiated transaction, the Company will assign its obligations under the employment agreements to the transferee. For purposes of assignment and transfer provisions in the agreements, a sale of stock of the Company as part of a public offering will not be treated as pursuant to a privately negotiated transaction.

  Each of the agreements provides that the Company has no further obligations under such agreement (other than for salary through the officer's termination date) in the event of an officer's termination by the Company for Cause, by the officer for other than Good Reason (i.e., diminution of the officer's responsibilities within the Company) or as a result of the officer's death or disability. If an officer is terminated by the Company for reason other than Cause or if the officer terminates his employment for Good Reason, the Company is required to continue to pay the salary of such officer until the later of the expiration of (i) the original term of the agreement or (ii) the 18-month period from the date of termination in the case of Mr. Heine and the 12-month period from the date of termination in the case of Messrs. Cox, Perrott and Gillies.

  The Company and Mr. Freiwald entered into a letter agreement (the "Agreement") as of June 7, 1994 with respect to the terms and conditions of Mr. Freiwald's appointment by the Company to the position of Vice President, Business Development, which appointment commenced June 1, 1994. The Agreement provides that Mr. Freiwald will be employed by the Company on a full-time basis with a provision to permit employment on a part-time basis at a reduced salary at a to be agreed upon date. On April 1, 1996 Mr. Freiwald moved to a part-time basis under the terms of this Agreement. Pursuant to the Agreement, while employed by the Company on a full-time or part-time basis, Mr. Freiwald is eligible to continue to participate in various employee benefit plans and programs of the Company and is entitled to reimbursement of certain costs incurred in connection with his relocation to California.

  Under the Agreement, in the event the Company terminates Mr. Freiwald's employment for any reason other than cause while he is employed on a full-time or part-time basis, he will be paid his full-time salary at the rate in effect on the date of his termination, for a period of 18 months from his termination date.

PENSION PLAN

  Prior to the Acquisition, Mr. Cox and Mr. Freiwald were participants in the Pilkington Visioncare Pension Plan. In connection with the Acquisition, the Company implemented the Sola Optical Pension Plan, which is currently intended, together with the Pilkington Visioncare Pension Plan, to provide substantially the same benefit that would have been payable had Mr. Cox and Mr. Freiwald continued active participation under the Pilkington Visioncare Pension Plan, as it existed on December 1, 1993, until retirement. To that end, retirement benefits under the basic formula of the Sola Optical Pension Plan currently are substantially identical to the Pilkington Visioncare Pension Plan for a given level of compensation and service. Messrs. Heine and Perrott do not participate in the Sola Optical Pension Plan. In lieu of their participation in the Sola Optical Australia Superannuation Plan, Messrs. Heine and Perrott earn equivalent pensions under separate Expatriate Superannuation Agreements with the Company. Under those agreements, the Company will be required to make a lump sum payment for the benefit of each of Messrs. Heine and Perrott upon their termination of service or retirement from the Company based on the benefits they would have accrued under the Sola Optical Superannuation Plan had they continued their participation therein. Payments under the Sola Optical Australia plan generally are based on years of service and final average compensation. The estimated lump sum benefits for the benefit of Messrs. Heine and Perrott upon normal retirement from the Company at age 65 are Australian $2,328,000 and Australian $1,409,000, respectively (U.S.$1,822,000 and U.S.$1,103,000, based on a conversion rate of 1.278 Australian $ to the U.S.$). Mr. Gillies did not participate in the Pilkington Visioncare Pension Plan; however, he does participate in the Sola Optical Pension Plan.

  The following table shows estimated annual benefits payable upon retirement to Messrs. Cox, Gillies and Freiwald under the Sola Optical Pension Plan in combination (to the extent applicable) with the Pilkington Visioncare Pension Plan. The Sola Optical Pension Plan will provide the amount of the benefit in excess of a portion of the amount accrued under the Pilkington Visioncare Pension Plan as of December 1, 1993; assuming retirement at age 65, the amount of annual benefit payable by the Pilkington Visioncare Pension Plan to Mr. Cox and Mr. Freiwald which will be offset from the Sola Optical Pension Plan will be $16,929.48 and $33,787.08, respectively. Assets of the Pilkington Visioncare Pension Plan were not transferred to the Company from Pilkington in connection with the sale of the Company from Pilkington and the Company has no obligation under the Pilkington Visioncare Pension Plan.

                              PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                         ---------------------------------------
 REMUNERATION                              15      20      25      30      35
 ------------                            ------- ------- ------- ------- -------
 $125,000..............................  $26,850 $35,801 $44,751 $53,701 $62,651
  150,000..............................   32,573  43,431  54,288  65,146  76,003
  175,000..............................   32,573  43,431  54,288  65,146  76,003
  200,000..............................   32,573  43,431  54,288  65,146  76,003
  225,000..............................   32,573  43,431  54,288  65,146  76,003
  250,000..............................   32,573  43,431  54,288  65,146  76,003
  300,000..............................   32,573  43,431  54,288  65,146  76,003
  350,000..............................   32,573  43,431  54,288  65,146  76,003
  400,000..............................   32,573  43,431  54,288  65,146  76,003
  450,000..............................   32,573  43,431  54,288  65,146  76,003
  500,000..............................   32,573  43,431  54,288  65,146  76,003

  The years of credited service as of March 31, 1996 for Messrs. Cox, Gillies and Freiwald are 10.25, 2.33 and 18.25, respectively.

  Benefits under the Sola Optical Pension Plan are not offset by Social Security benefits. The amounts shown are based upon certain assumptions, including retirement of the employee at exact age 65 on March 31, 1996 and payment of the benefit under the basic form of the Sola Optical Pension Plan, a single life annuity for the life of the participant. The amounts will change if the payment is made under any other form permitted by the Sola Optical Pension Plan, or if an employee's retirement occurs after March 31, 1996, since the Social Security Wage Base of such an employee (one of the factors used in computing the annual retirement benefits) will reflect higher Social Security tax bases for years after 1996. The Sola Optical Pension Plan provides a higher level of benefits for the portion of compensation above the compensation levels on which Social Security benefits are based.

  The remuneration levels shown represent the five year average of annual compensation covered by the Sola Optical Pension Plan as of March 31, 1996. Compensation covered by the Sola Optical Pension Plan includes regular base salary, hourly wages, shift differentials, overtime, vacation and sick leave pay, commissions, sales bonus, amounts deferred under any tax qualified plan of the Company and amounts paid pursuant to management bonus plans or other formally adopted incentive compensation plans. The current compensation covered by the Sola Optical Pension Plan for Messrs. Cox, Gillies and Freiwald differs substantially (by more than 10%) from that set forth in the Summary Compensation Table under the aggregate of the "Salary" and "Bonus" columns because the amount of compensation which may be covered under a tax qualified pension plan is limited by the Internal Revenue Code.

  The pension amounts shown for remuneration in excess of the compensation cap ($150,000 for 1995) are based upon the compensation cap in each year, as required by law. The IRC Section 415 defined limit was $120,000 for 1995, but it did not provide any further limitation on the amounts calculated.

                       COMPENSATION COMMITTEE REPORT ON
                           COMPENSATION OF EXECUTIVE
                            OFFICERS OF THE COMPANY

  The Company's Compensation Committee is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation Committee is also responsible for administering the Company's executive compensation plans and programs. The Compensation Committee reviews the Company's executive compensation program on at least an annual basis to ensure that the program continues to meet the goals of its compensation policy.

COMPENSATION POLICY

  The Compensation Committee has designed the Company's executive compensation program (i) to attract qualified executive officers from a global pool of talent, (ii) to reward, motivate and retain the Company's executive officers and (iii) to align the interests of its executive officers with those of the Company's stockholders by linking the executives' annual cash and long-term incentive compensation to Company performance and by encouraging the executives to purchase equity in the Company.

  The Company's compensation program consists of three basic components: base salary; annual cash incentive-based compensation; and long-term compensation in the form of stock options. Because the Company was formerly owned by a U.K. corporation with a generally conservative view of incentive compensation, its executive compensation program has historically been heavily weighted toward base salary. Since the Acquisition, the Compensation Committee's goal has been to base a greater portion of the executives' compensation on Company performance. Therefore, subsequent to the Acquisition, the base salary of executives generally has increased at below market rates. At the same time, the executives' opportunity for cash awards under the Company's incentive compensation program has been increased and two stock option plans have been implemented.

  To further the Compensation Committee's goal of more closely aligning the executives' interests with those of the Company's stockholders, share purchase programs were implemented in connection with the Acquisition and the Company's initial public offering in March 1995 to encourage the executive officers (as well as certain other employees) to purchase equity in the Company (and its former parent). The Company also provides perquisites to its executive officers to maintain the Company's competitive status in attracting and retaining executive officers in a competitive global market.

BASE SALARY

  The Compensation Committee reviews base salary levels of the executive officers annually. Adjustments, if any, are made effective January 1. Salary ranges for each executive officer are determined by the Compensation Committee using a two-step process. First, the level and functional responsibilities of the position held by each executive officer is evaluated using the Hay Guide Chart Job Evaluation Method. Second, based on such evaluation, salary ranges for each position are determined using marketplace data provided by Hay Management Consultants and periodically cross-checked with other market surveys published by Mercer, Cullen-Egan-Dell and other compensation consultants. Historically, a mid-point base salary has been established around the 75th percentile among a select group of companies, with a minimum salary at 80% of the mid-point and a maximum salary at 120% of the mid-point. An executive officer's progression through the salary range is based upon the Compensation Committee's evaluation of the individual's job performance.

  The Company's base salary policy was originally established prior to the Acquisition, when the Company was owned by a U.K. corporation with a generally conservative view of incentive compensation. Accordingly, a mid-point base salary for each position was established around the 75th percentile among a select group of companies so that the Company could maintain its competitive position in the U.S. market. At the time of the Acquisition, based on advice from compensation consultants, the Compensation Committee determined that the Company's incentive compensation arrangements were not competitive. The Company has subsequently increased the performance based component of its executives' compensation by increasing the executives' opportunity for a cash award under the Company's incentive compensation plan and by introducing stock option plans. Consequently, the Compensation Committee has determined that a mid-point base salary at the 75th percentile is no longer necessary to maintain the Company's competitive position in the U.S. market. As a result, only five executive officers received increases in base salary for fiscal 1996 at a rate comparable to the group of companies to which the Compensation Committee compares the Company. No other officers (including Mr. Heine) received an increase in base salary for fiscal 1996 (although effective January 1, 1996 approximately twenty percent of the annual housing allowance paid to Messrs. Heine, Perrot and Gillies is paid in the form of base salary).

  The group of companies to which the Company compares itself with respect to base salary compensation of its executives is not the same as the group to which it compares itself on the Performance Graph below. The comparison group for base salary purposes is comprised of visioncare, healthcare and technology companies whose businesses are concentrated on the west coast of the United States. The Compensation Committee selected these companies because it believes that they are the companies with respect to which the Company must remain competitive in order to attract and retain qualified executives to work at its Northern California locations. The comparison group used in the Performance Graph is comprised of the Company's worldwide competitors.

ANNUAL CASH INCENTIVE COMPENSATION

  The Compensation Committee views the annual cash incentive compensation component of its program as a significant element in attaining its goal of closely linking Company performance with executive compensation by providing additional annual cash compensation based on the Company's achievement of objective financial performance targets.

  During fiscal 1995, the Compensation Committee, with the approval of the Board of Directors, adopted a management incentive plan (the "Management Incentive Plan") for fiscal years commencing after fiscal 1995 to provide annual performance-based cash bonuses to officers designated by the Compensation Committee. Under the Management Incentive Plan, each designated officer has the opportunity to receive a performance-based cash bonus based on the Company's achievement of certain pre-established performance targets related to "trading profit," "trading cash flow" and the ratio of working capital to sales, in each instance as measured on a Company-wide and/or regional basis.

  The Compensation Committee establishes target award percentages for each participant, which is the percentage of a participant's salary that will be awarded depending on the percentage of the performance target which is attained. The Compensation Committee will determine whether to establish maximum target award percentages. The maximum award which any participant may receive in a fiscal year under the Management Incentive Plan is $1 million. The Compensation Committee does not have discretion to increase the amount of a participant's award payable under the plan after the establishment of the relevant performance targets and target award percentages. Awards are paid annually upon certification by the Compensation Committee of achievement of the relevant performance targets at such time and in such manner as the Compensation Committee shall determine.

  The amount of an executive's bonus for fiscal 1996 was based on the Company's level of achievement measured against its pre-established performance targets. A bonus equal to 33% of the target bonus amount was payable if 95% of the performance targets for fiscal 1996 was achieved. A bonus in excess of 100% of the target bonus amount was payable if greater than 100% of the performance targets was achieved. No bonus was payable if the Company did not achieve at least 95% of its performance targets.

  Prior to the commencement of fiscal 1996, the Compensation Committee established target bonus awards equal to 70% of base salary for Mr. Heine and equal to 50% of base salary for each of the other executive officers, in each instance payable only upon attainment of 100% of the performance targets. The Compensation Committee determined such percentages to be appropriate based on market surveys of executive compensation, including the Executive Compensation Reports published by Hay Management Consultants. In significant part due to the generally modest increases in base salary received by executive officers over the last two fiscal years, the Compensation Committee has determined to increase the target bonus awards under the Management Incentive Plan for fiscal 1997 from 70% to 80% of base salary for Mr. Heine and from 50% to 60% of base salary for all other executive officers.

STOCK OPTION PLANS

  The Compensation Committee believes that the stock option component of its executive compensation program causes the executives' interests to be more closely aligned with those of the Company's stockholders because the value of the options is linked directly to the price of the Company's stock. The Compensation Committee awarded stock options to the executive officers prior to fiscal 1995 under the Company's then existing stock option plan. Such plan has been amended to provide that no options would be granted thereunder after February 28, 1995 and the International Stock Option Plan has been adopted by the Company.

  In light of the awards made to Mr. Heine and the other named executive officers in December 1993 under the Company's then existing stock option plan, the Compensation Committee determined that it was not appropriate to grant such persons options under the International Stock Option Plan during fiscal 1996. Recognizing the importance of grants under the International Stock Option Plan to attracting and retaining its officers, the full Board of Directors has amended the International Stock Option Plan to provide that, subject to approval of stockholders at the 1996 Annual Meeting, the number of shares available for issuance thereunder will be increased by 500,000.

PERQUISITES

  The Company provides a company car allowance and supplemental medical coverage to certain named executive officers and an ex-patriate allowance for housing and family education to each named executive officer who has relocated to California from outside the United States. The foregoing perquisites are provided to executive officers because the Compensation Committee believes that they are necessary to attract and retain executive talent in a global market. Mr. Heine, a former resident of Australia, is provided with each of the foregoing benefits (other than the family education benefit).

SHARE PURCHASE PROGRAM

  In connection with the Acquisition, the executive officers (and other members of management) were eligible to buy shares of Sola Investors Inc., the Company's former parent, at the fair market value of such shares on the date of the purchase. Executive officers (and other members of management) were offered access to a company loan program to enhance their stock purchase capability in the short-term. All loans made to executive officers under this program have been repaid.

CEO COMPENSATION

  The Compensation Committee determines Mr. Heine's compensation on the same basis and under the same philosophy it uses in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including Mr. Heine, to Company performance. The Compensation Committee did not increase Mr. Heine's base salary for fiscal 1994, 1995 or 1996 in order to ensure that the proportion of his compensation tied to Company performance would be increased (although as of January 1, 1996, approximately 20% of his annual housing allowance has been paid in the form of base salary).

  To further link Mr. Heine's compensation to Company performance, a substantial amount of Mr. Heine's potential compensation for fiscal 1996 was tied to the Company's achievement of certain objective financial targets described above under the Management Incentive Plan. Based on the Company's performance for fiscal 1996, Mr. Heine realized a bonus award equal to approximately 100% of his base salary.

  In deciding not to award additional stock options to its named executive officers, including Mr. Heine, in fiscal 1996, the Compensation Committee determined that in light of the awards made in December 1993 no awards were appropriate.

SECTION 162(M)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly-held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly-compensated executive officers employed by the Company on the last day of its taxable year.

  The deduction limitation of Section 162(m) does not apply to compensation payable during a transition period pursuant to plans or arrangements in effect while a corporation is not publicly held. The Compensation Committee has structured the Company's executive compensation program with the intent that compensation paid to the executive officers thereunder will not be subject to the deduction limitation of Section 162(m) during such transition period, which for the Company expires in 1999. The Compensation Committee will determine whether or not to administer the Company's executive compensation program so that compensation payable after the expiration of the transition period would be subject to the reduction limitation.

                                          Respectfully submitted,

                                          Hamish Maxwell, Chairman
                                          Ruben F. Mettler
                                          Laurence Za Yu Moh
                                          Irving S. Shapiro

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on February 23, 1995 in each of the Common Stock of the Company, Standard & Poor's 500 Index and the Dow Jones World Stock Index--Medical Supplies, the latter of which the Company finds representative given the inclusion of certain competitors of the Company in such index. The return of the Standard & Poor's 500 Index is calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers the period from February 23, 1995, when the Company's Common Stock was first offered to the public, through March 29, 1996. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                SOLA INTERNATIONAL INC., S&P 500 INDEX AND DOW
                   JONES WORLD STOCK INDEX--MEDICAL SUPPLIES

                                      2/23/95     3/31/95       3/29/96
                                      -------     -------       -------
        Sola International Inc.         100       130.30        188.64

        S&P 500 Index                   100       104.00        125.33

        Dow Jones World Stock           100       102.80        132.20

                             CERTAIN TRANSACTIONS

  The Company made loans to certain executive officers to facilitate their purchase of securities of the Company's former parent. The following executive officers' loans were in an amount in excess of $60,000 (the amounts listed are the largest aggregate amount outstanding at any time since the beginning of the Company's last fiscal year and the amount outstanding on March 31, 1996):
Mark T. MacKenzie, Vice President, European Regional Director, $100,015 (as of April 1, 1995) and $41,015 (as of March 31, 1996); Ian S. Gillies, Vice President, Finance, Chief Financial Officer, Secretary and Treasurer, $98,315 (as of April 1, 1995) and zero (as of March 31, 1996); and Colin M. Perrott, Vice President, Technology and Development, $82,500 (as of April 1, 1995) and zero (as of March 31, 1996). The rate of interest charged on such indebtedness was 7.5% annually.

  The Company has entered into agreements to provide indemnification for its directors and executive officers in addition to the indemnification provided for in the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws. The Company has also purchased directors and officers insurance for its directors and executive officers.

           APPROVAL OF AMENDMENT TO INTERNATIONAL STOCK OPTION PLAN
                 PERMITTING NON-EMPLOYEE DIRECTORS TO ELECT TO
             RECEIVE ANNUAL RETAINER IN THE FORM OF STOCK OPTIONS

  In April and July 1996, the Board of Directors approved for submission to the Company's stockholders at the 1996 Annual Meeting amendments to the International Stock Option Plan to permit non-employee directors of the Company to elect to receive all or a portion of their annual retainer fee in the form of options to acquire shares of Common Stock. The following summary describes certain features of the amendment. This summary is qualified in its entirety by reference to the specific provisions of the amendment, the full text of which is set forth as Exhibit A. The Board of Directors recommends a vote FOR this proposal.

  Purpose of the Amendments. The purpose of these amendments is to promote the interests of the Company and its stockholders by attracting and retaining experienced and highly qualified non-employee directors capable of furthering the future success of the Company and by aligning their economic interests more closely with those of the Company's stockholders. The Company believes that the ability of a director to receive the annual retainer in the form of stock options will enhance the attractiveness of the Company's director compensation package for recruitment purposes. Recent studies show that many of the country's largest corporations provide stock-based compensation to directors.

  The International Stock Option Plan. The Company adopted the International Stock Option Plan effective February 15, 1995. Pursuant to the International Stock Option Plan, key employees and/or directors of the Company are eligible to receive awards of stock options in consideration of their services to the Company. The International Stock Option Plan is described in greater detail below at pages 16 to 18 of this Proxy Statement.

  Eligibility. Non-employee directors of the Company will be eligible to elect to receive options to acquire shares of Common Stock in lieu of all or a portion of their annual cash retainer fee. In general, non-employee directors must make their election no later than June 15 of each year with respect to the retainer payable for the immediately succeeding twelve month period commencing July 1. In general, options will be granted on the first business day following the next annual meeting of stockholders following the date of the election. With respect to their annual retainer payable for the period April 1, 1996 through June 30, 1997, certain non-employee directors have elected, subject to stockholder approval, to receive on November 1, 1996 all or a part of their retainer in the form of options.

  Number of Options. The number of shares of common stock subject to options will equal (i) the cash value of the fee which the non-employee director wishes to receive in the form of stock options, divided by (ii) the Fair Market Value of the Company's Common Stock on the date of grant, multiplied by
(iii) three.

  Exercise Price. The per share purchase price for shares of Common Stock underlying an option will be the fair market value of the Common Stock on the date of grant.

  Vesting. Each non-employee director stock option will be fully exercisable upon grant.

  New Plan Benefits. As of June 28, 1996, the Company had six non-employee directors. During fiscal 1996, directors received an annual fee of $5,000, except for the Chairman who received an annual fee of $25,000. During fiscal 1997, directors will receive an annual fee of $20,000, except for the Chairman who will receive an annual fee of $40,000. With respect to their annual retainer payable for the period April 1, 1996 through June 30, 1997, certain non-employee directors have elected, subject to stockholder approval, to receive on November 1, 1996 all or part of their retainer in the form of options. The number of shares subject to such options cannot be determined until November 1, 1996. If this amendment had been in effect during all of fiscal 1996 and each non-employee director had elected to receive all of his annual retainer fee during fiscal 1996 in the form of stock options, each non-employee director would have received options to acquire 625 shares of Common Stock, except for the Chairman who would have received options to acquire 3,125 shares of Common Stock, at an exercise price of $28 per share (in each case based on the closing stock price of $28 per share on August 14, 1995, the first business day after the Company's 1995 annual meeting). As of June 28, 1996, the last reported sales price of the Company's Common Stock on the New York Stock Exchange was $29 per share.

  Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to options granted to non-employee directors under the International Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

  An optionee will not recognize any taxable income upon the grant of an option and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of an option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the optionee. The Company should be entitled to a tax deduction in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

  In the event of a sale of Common Stock received upon the exercise of an option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such Common Stock was more than one year.

           APPROVAL OF AMENDMENT TO INTERNATIONAL STOCK OPTION PLAN
            INCREASING BY 500,000 THE NUMBER OF SHARES RESERVED FOR
              ISSUANCE PURSUANT TO THE EXERCISE OF STOCK OPTIONS

  On June 13, 1996, the Board of Directors approved for submission to the stockholders at the 1996 Annual Meeting an amendment to the International Stock Option Plan which would increase by 500,000 the number of shares reserved for issuance pursuant to the exercise of stock options granted under the International Stock Option Plan. The following summary describes certain features of the amendment. This summary is qualified in its entirety by reference to the specific provisions of the amendment, the full text of which is set forth as Exhibit B. The Board of Directors recommends a vote FOR this proposal.

  Purpose of the Amendment. The purpose of this amendment is to permit the Compensation Committee, through the grant of options to acquire shares of Common Stock, to continue to promote the interests of the Company and its stockholders by attracting, retaining and motivating key employees and non-employee directors capable of furthering the success of the Company and by aligning their economic interests more closely with those of the Company's stockholders. In addition, the Company believes that the Compensation Committee requires additional flexibility to award stock options in light of the Company's recent acquisition of substantially all of the worldwide ophthalmic business of American Optical Corporation. The increase in the reserve under the International Stock Option Plan is also necessary because, subject to stockholder approval of Amendment No. 1 to the International Stock Option Plan, the Company's non-employee directors may now elect to receive their annual retainer fee in the form of stock options. The ability of non-employee directors to receive options granted under the plan is not subject to approval of this Amendment No. 2 to the International Stock Option Plan.

  The Compensation Committee last awarded stock options to its executive officers during fiscal 1995 and awarded options to acquire 112,867 and 83,430 shares of Common Stock during fiscal 1996 and fiscal 1997 to date, respectively, to non-executive officers. There are currently 173,988 shares reserved for the issuance of new stock options under the International Stock Option Plan. If this amendment to the International Stock Option Plan is approved by stockholders, the number of shares reserved for issuance thereunder would increase by 500,000. Approximately 85 individuals are currently eligible to receive awards under the International Stock Option Plan.

  The International Stock Option Plan. The Company adopted the International Stock Option Plan effective February 15, 1995. Pursuant to the International Stock Option Plan, key employees of the Company are eligible to receive awards of stock options in consideration of their services to the Company. Options granted under the plan may be either nonqualified stock options or "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

  Subject to antidilution and similar provisions, the number of shares of Common Stock with respect to which options may be awarded under the International Stock Option Plan equals (i) 855,868, plus (ii) subject to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, if applicable, the number of shares of Common Stock subject to options granted under the Sola Investors Inc. Stock Option Plan which expire or terminate without exercise for any reason, which number of shares shall not exceed 1,645,219. As of June 28, 1996, there were 1,614,628 shares of Common Stock reserved for issuance pursuant to the exercise of stock options previously granted under the Sola Investors Inc. Stock Option Plan and 682,807 shares of Common Stock reserved for issuance pursuant to the exercise of stock options previously granted under the International Stock Option Plan.

  The International Stock Option Plan is administered by the Compensation Committee. Subject to the provisions of the International Stock Option Plan, the Compensation Committee will determine when and to whom options will be granted, the number of shares covered by each option and the terms and provisions with respect to the options. The Compensation Committee may not grant options to any eligible employee under the International Stock Option Plan with respect to more than 500,000 shares of Common Stock in any fiscal year during the term of the plan (subject to antidilution and similar adjustments).

  An option may be granted on such terms and conditions as the Compensation Committee may approve, provided that all options must be granted with an exercise price not less than the fair market value of the underlying Common Stock on the date of grant (110% in the case of "incentive stock options" granted to a "ten percent stockholder," as provided in Section 422 of the
Code). No option may be exercised after the expiration of ten years from the date of grant (five years in the case of an "incentive stock option" granted to a "ten percent stockholder"). Payment of the option exercise price must be made by certified or bank check. Options granted under the International Stock Option Plan will become exercisable at such times and under such conditions as the Compensation Committee shall determine. However, unless the Compensation Committee otherwise provides, options shall become exercisable as to 20% of the shares covered thereby on the date of grant and as to an additional 20% of such shares on each of the first four anniversaries of the date of grant. Vested options lapse 45 days after termination of employment with the Company for any reason other than death or disability, in which case such options terminate 180 days after termination. The portion of an option that is not vested will automatically lapse upon the employee's termination of employment with the Company for any reason. All options automatically lapse upon the termination of the optionee's employment for cause. Unless otherwise determined by the Compensation Committee, in the event of certain change of control transactions with respect to the Company, all outstanding options shall vest and, upon exercise, entitle the holder thereof to receive in respect of each share of Common Stock subject to an Option the same amount and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in such transaction in respect of a share of Common Stock.

  The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the International Stock Option Plan; provided, however, that, to the extent required by Rule 16b-3 promulgated under the Exchange Act, or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's stockholders. In addition, no such change may alter or impair any rights or obligations under any awards previously granted, except with the written consent of the optionee.

  Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to options granted under the International Stock Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

  An optionee will not recognize any taxable income upon the grant of a nonqualified option and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the Common Stock on the exercise date over the exercise price will be taxable as compensation income to the optionee. The Company should be entitled to a tax deduction in the amount of such compensation income. The optionee's tax basis for the Common Stock received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

  In the event of a sale of Common Stock received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such Common Stock was more than one year.

  Generally, an optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

  A sale or other disposition by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the less of (i) the fair market value of the shares at the time of exercise of the option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to optionees who are subject to Section 16 of the Securities Exchange Act of 1934.

  Under certain circumstances the accelerated vesting or exercise of options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provision of section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

  Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Under a transition rule contained in IRS regulations, compensation attributable to options granted under the International Stock Option Plan before the Company's annual meeting in the year 1999 should not be subject to such deduction limitation. The Compensation Committee will determine whether or not to administer the International Stock Option Plan so that compensation attributable to options granted thereafter would be subject to the deduction limitation.

  New Plan Benefits. The Compensation Committee has discretion to award options under the International Stock Option Plan. It has not currently determined to grant any options which would be exercisable for any of the additional 500,000 shares which are the subject of this stockholder proposal, but it may do so in the future.
As of June 28, 1996, the last reported sales price of the Company's Common Stock on the New York Stock Exchange was $29 per share.

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP, Palo Alto, California, as the firm of independent public accountants to audit the books and accounts of the Company for the fiscal year ending March 31, 1997. Although the appointment of independent public accountants is not required by law or the Company's By-Laws to be approved by the Company's stockholders, the Board of Directors believes that stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 1997. In the event the stockholders do not approve the appointment of Ernst & Young LLP, the selection of other independent accountants will be considered by the Board of Directors. A representative of Ernst & Young LLP will be in attendance at the 1996 Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                        STOCKHOLDERS' PROPOSALS FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's principal offices, 2420 Sand Hill Road, Suite 200, Menlo Park, California 94025, Attention:
Secretary, for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting no later than March 2, 1997. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 1997 Annual Meeting if they comply with certain rules and regulations promulgated by the U.S. Securities and Exchange Commission and with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.

                           EXPENSES OF SOLICITATION

  The solicitation of proxies in the form enclosed is made on behalf of the Board of Directors of the Company. All expenses relating to the solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                                 OTHER MATTERS

  The persons named in the enclosed form of proxy have no intention of bringing before the meeting for action any matter other than as specifically referred to above, nor has management or the Board of Directors any such intention, and none of such persons, management or the Board of Directors is aware of any matters which may be presented by others. If any such business should properly come before the meeting, the persons named in the form of proxy intend to vote thereon in accordance with their best judgment.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The directors, executive officers and ten percent stockholders of the Company are required to file reports of their ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of such reporting requirements were satisfied during fiscal 1996.

  THE COMPANY WILL FURNISH, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING EXHIBITS). COPIES OF ANY EXHIBITS THERETO ALSO WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE DUPLICATING CHARGE. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO SOLA INTERNATIONAL INC., 2420 SAND HILL ROAD, SUITE 200, MENLO PARK, CALIFORNIA 94025, ATTENTION: INVESTOR RELATIONS.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors,

                                          Ian S. Gillies
                                          Secretary

Menlo Park, California
July 12, 1996

  A copy of the Company's Annual Report for the fiscal year ended March 31, 1996, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

                                                                      EXHIBIT A

                                AMENDMENT NO. 1
                                      TO
                   SOLA INTERNATIONAL INC. STOCK OPTION PLAN

  WHEREAS, Sola International Inc. (the "Company") has adopted the Sola International Inc. Stock Option Plan (the "Plan"); and

  WHEREAS, the Board of Directors of the Company has the right to amend the Plan; and

  WHEREAS, the Board of Directors of the Company now desires to amend the Plan in order to provide for the granting of Options to nonemployee directors of the Company;

  NOW, THEREFORE, the Plan is amended, effective as of April 1, 1996, as follows:

  1. The phrase "or a Nonemployee Director" shall be added to Section 1.2(m) after the word "Company."

  2. The following new Section 1.2(s) shall be added:

    (s) "Director Option" means an Option issued pursuant to Section 2.6.

  3. The following new Section 1.2(t) shall be added:

    (t) "Nonemployee Director" means a director of International, including the Chairman of the Board, who is not an officer or employee of the Company.

  4. The words "and to Nonemployee Directors in accordance with Section 2.6" shall be added after the word "select" in Section 1.4.

  5. The words "or directorship" shall be added after the word "employment" in the fourth and sixth lines of Section 2.4(a), the third line of Section 2.4(d) and the first line of Section 1.2(q).

  6. The following shall be added after the word "Options" in the second line of Section 2.4(c): "(other than Director Options)"

  7. The following new Section 2.6 shall be added to the Plan:

    2.6 Nonemployee Director Options.

    (a) Ineligibility for Other Awards. Nonemployee Directors shall not be eligible to receive Options pursuant to the Plan other than as set forth in this Section 2.6.

    (b) Election. Each Nonemployee Director may elect to receive all or a portion of his or her annual cash retainer fee for services as a Nonemployee Director (the "Fee") in the form of an Option (a "Director Option"). The election must be made by written notice to the Committee by June 15 with respect to the Fee that is otherwise payable for the immediately succeeding four calendar quarters commencing on July 1; provided, however, that with respect to the Fee that is payable for the period April 1, 1996 through June 30, 1997, the election must be made prior to April 30, 1996. The election shall be irrevocable. No election shall be effective with respect to any Director Option unless the Nonemployee Director making the election is a Nonemployee Director on the relevant Date of Grant. Newly-elected directors may not elect to receive Director Options in respect of the Fee payable for the calendar year in which they are elected. A Nonemployee Director shall not be entitled to receive in cash any portion of the Fee with respect to which an election has been made to receive Director Options.

    (c) Grant Date. Notwithstanding anything in this Plan to the contrary, Director Options shall be granted on November 1, 1996 with respect to an election made for the Fees payable for the period April 1, 1996 through June 30, 1997, and on the first business day following the next annual meeting of stockholders following an election with respect to Fees payable for subsequent periods.

    (d) Shares Subject to Option. Notwithstanding anything in this Plan to the contrary, the number of shares of Common Stock in respect of a Director Option shall be equal to the product of (i) the quotient of (x) the cash value of the Fee which the Nonemployee Director elects to receive in the form of an Option, divided by (y) the Fair Market Value of a share of Common Stock on the Date of Grant, and (ii) three.

    (e) Purchase Price. Notwithstanding anything in this Plan to the contrary, the per share purchase price for shares of Common Stock underlying a Director Option shall be the Fair Market Value of the Common Stock on the Date of Grant.

    (f) Vesting. Notwithstanding anything in this Plan to the contrary, each Director Option shall be fully exercisable upon grant.

  8. The first letter of the first word in Section 3.8 shall be changed to lower case and the following shall be added to the beginning of the section:
"Except as to grants of Director Options,"

  9. The word "Optionee" on the first and second lines of Section 1.2(q) shall be deleted and replaced with the word "employee," and the following shall be added to Section 1.2(q): ", and with respect to any Nonemployee Director, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company."

                                   * * * * *

  This Amendment No. 1 to the Plan shall be conditioned on the approval of such amendment by a majority of the stockholders of the Company entitled to vote at its annual meeting of stockholders next following adoption of this amendment by the Board. Any Director Option granted prior to receipt of such approval shall be expressly conditioned on the receipt of such approval.

                                                                      EXHIBIT B

                                AMENDMENT NO. 2
                                    TO THE
                   SOLA INTERNATIONAL INC. STOCK OPTION PLAN

  WHEREAS, Sola International Inc. (the "Company") has adopted the Sola International Inc. Stock Option Plan (the "Plan"); and

  WHEREAS, the Board of Directors of the Company has the right to amend the Plan; and

  WHEREAS, the Board of Directors of the Company now desires to amend the Plan in order to reserve an additional 500,000 shares of Common Stock for the issuance of options under the Plan;

  NOW, THEREFORE, the Plan is amended, effective August 16, 1996, as follows:

  1. The number "855,868" in Section 1.6(a)(i) of the Plan shall be deleted and replaced with the number "1,355,868."

  2. This Amendment No. 2 to the Plan shall be conditioned on the approval of such amendment by a majority of the stockholders of the Company entitled to vote at its annual meeting of stockholders next following adoption of this amendment by the Board.

                             IMPORTANT INFORMATION

                            SOLA INTERNATIONAL INC.

                              1996 ANNUAL MEETING

                Sola International Inc.'s Annual Meeting of
              Stockholders will be held at the Quadrus
              Conference Center, 2400 Sand Hill Road, Menlo
              Park, California 94025 on Friday, August 16,
              1996, at 10:00 a.m. (local time).

                            SOLA INTERNATIONAL INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF SOLA INTERNATIONAL INC. FOR THE ANNUAL MEETING OF
                  STOCKHOLDERS TO BE HELD ON AUGUST 16, 1996

P R O X Y

        The undersigned hereby appoints John E. Heine, James H. Cox and Ian S. Gillies, and each of them, as attorneys and proxies with full power of substitution, to vote for and on behalf of the undersigned all shares of common stock of Sola International Inc. held of record by the undersigned on June 28, 1996, at the Sola International Inc. Annual Meeting of Stockholders to be held on August 16, 1996 and at any adjournment thereof, upon the following matters and upon any other business that may properly come before the meeting, as set forth in the related Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHARE OWNER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES AND IN FAVOR OF THE TWO AMENDMENTS TO THE SOLA INTERNATIONAL INC. STOCK OPTION PLAN AND RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR FISCAL 1997.

        Please indicate your vote for the election of directors on the other side. The nominees for director are: Douglas D. Danforth, John E. Heine, Harnish Maxwell, Ruben F. Mettler, Laurence Za Yu Moh, Irving S. Shapiro and Jackson L. Schultz.
                                                                SEE REVERSE
        CONTINUED AND TO BE SIGNED ON REVERSE SIDE                 SIDE

[X] Please mark votes as in this example.

The Board of Directors recommends a vote "For All Nominees" on proposal 1 and a vote "For" proposals 2, 3 and 4.

1. Election of seven directors:

Nominees: Douglas D. Danforth, John E. Heine, Harnish Maxwell, Ruben F. Mettler, Laurence Za Yu Moh, Irving S. Shapiro and Jackson L. Schultz.

FOR [ ]         WITHHELD [ ]

[ ] __________________________________
For all nominees except as noted above


2. Amendment of the Sola International Inc. Stock Option Plan to permit non-employee directors to elect to receive all or a portion of their annual retainer fee in the form of stock options.

FOR [ ]         AGAINST [ ]           ABSTAIN [ ]


3. Amendment of the Sola International Inc. Stock Option Plan to increase the number of shares reserved thereunder by 500,000.

FOR [ ]         AGAINST [ ]           ABSTAIN [ ]


4. Ratification of Ernst & Young LLP as independent public accountants for fiscal 1997.

FOR [ ]         AGAINST [ ]           ABSTAIN [ ]


MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]


Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. For an account in the name of two or more persons, each should sign, or if one signs, he or she should ?????? evidence of authority.

Signature: _______________________      Date:________________

Signature: _______________________      Date:________________